Letter to Shareholders November, 2016

As we begin to wrap up 2016 at Net Medical, I wanted to provide everyone with some perspective on the state of affairs at the company.

A Transition Year

This has been a year of many changes as we transition from older legacy business elements to development and completion of exciting new telemedicine programs that we believe will serve us well in the years ahead.

We’ve been dealing with numerous technology and market disruptions.  Our engineering team needed to replace outdated legacy software.  We worked to complete our Telemedicine software, which we announced last December.  We introduced the Telemed Building Blocks to most of our current customers.  We outsourced our FDA viewer for radiologists and other physicians who interpret plain films, CTs, Ultrasounds, etc.  This effort is ongoing as we are adding yet another third party FDA cleared viewer to offer our physicians more choices.

We are striving for future cost savings by moving our data storage to third party vendors.  The engineering team is adopting the Amazon cloud to handle our cloud services and interact with our video conferencing products.  We have nearly completed this massive undertaking that required additional engineering efforts.  We completed the transition from our DFC3 (Digital Filing Cabinet) to outsource our product to The Box.  Initially this resulted in revenue losses but the decision to retire a technology that was over 10 years old was the right choice.

In operations, it takes about six months for an employee to develop the expertise to deal with the multitude of telemedicine issues.  We have added to our operations staff and created an Office of Program Management.  A former employee returned in October to assist the team in preparing for an influx of new programs that will drive our growth during 2017.  The department works with engineering to develop and coordinate new customers and train operations staff in the complex world of telemedicine.

During the year as we opted out of older legacy customers, we experienced a loss in our radiology business.  However, in September, we began to rebuild our customer network including a return of customers who had left because of lower commodity pricing.  We are adding an expert sales professional from the teleradiology industry who will join us after the first of the year.  We expect our radiology business to rebound during 2017.

Serving Rural Hospitals with Telemedicine Services

Our Specialists Division, which handles patient cases in rural hospitals, is also picking up.  We’ve added several new customers and expect that to accelerate during 2017.  We forecast that we can double our business in neurology and neuro surgery cases.  As an example of the success, one hospital reported to us that their October caseload rose to 56 cases from an average of 35 - 40 cases per month.  Of the 56 cases, 31 patients were admitted instead of being transferred and 16 were discharged home safely.  There were three neurosurgery consults and seven inpatient consults.  The good news is only two patients needed to be transferred, which resulted in multiple benefits for the patient, the patient’s family and the rural hospital.  The CEO of one rural hospital customer told us that prior to our telemedicine program as many as ten times the number of patients would have had to be transferred at great expense to the patient and insurance companies.  The cost of our service to the hospital was about $30,000 but the additional revenue for the hospital was about $1.9 million.  We’re getting this type of feedback from many of our rural hospitals.

Our Expertise is Growing

Our neurology staff is also growing.  Radiology staff has been reduced about 10% due to increased efficiencies among current staff.  Other case studies including primary care (our largest group of providers) is our biggest area of growth and we expect that to continue in 2017.

In our staffing division, we have brought our permanent database of physicians to nearly one million professionals.  We invested in a huge program of communications by both email and direct recruiting for both our customers and Net Medical.  We’ll see multiple programs in 2017 including new insurance companies, international customers and physicians who will be providing service for LGBT, HIV and Dermatology patients.  In one company alone, we will be providing doctors for over 250,000 patients.  Currently, the division is in the process of recruiting an additional 175 physicians.  The staffing company which we purchased four years ago will be very busy during the coming year.

Promising New Initiatives

Net Medical Xpress has just collaborated with an emerging domestic and international Telehealth and Telemedicine company (TelePlus Health Care).  TelePlus is a complete Telehealth solution that addresses all the major health care issues.  Net Medical and TelePlus have partnered with the top specialists in the country that specialize in Chronic Care, Diabetes, Primary Care, Mental Health, substance abuse and follow up care all integrated on a single secure portable electronic medical record.  Net Medical Xpress and TelePlus Health Care have partnered with the largest hospital system in New Jersey as well as three other world class Universities.  Both Net Medical Xpress and TelePlus are expected to be one of the largest telemedicine companies in China, USA, Ireland and Taiwan in the next year.

The program involves some six affiliated telemedicine companies.  Net Medical will provide recruiting services, pharmacy prescription software, Quest Care 360 lab software and video conferencing software for all services.  We plan to provide video conferencing equipment for all companies involved in the program.  In addition we will provide neurology, cardiology, endocrinology, pulmonology, and dermatology specialists for all states using the specialist portion of the program.

We are also in talks with a multinational company headquartered in Australia that plan to integrate our video conferencing product for sale in Asia, Australia, New Zealand and eventually the U.S.

Healthy Cash Flow and the Look Ahead

On the financial side, we remain healthy with good cash flow.  While we suffered losses in 2016, we are building and upgrading our products in anticipation of future revenue increases.  We have been financing these investments from internal cash flow, which alleviates the need to go outside the company for financing.  No financing is planned although we have access to multiple lines of credit from two banking facilities.

We had to call on our malpractice insurance company twice this year, first, to assist with a suit in an alleged wrongful death at a hospital in 2012 and secondly after a jailed illegal brought charges against one of our radiologists.  We expect both of these suits to be dismissed since the suits in our opinion have no merit.  However, in a medical lawsuit nearly everyone involved in providing care for a patient is brought into a suit.  Since we began offering telemedicine ten years ago, we have had three lawsuits against us all of which have been dismissed.  Still, we are faced with a high deductible payment in our malpractice insurance that we carry to defend our company in the event of litigation.

While we have been making major investments in our infrastructure and staffing, our goal is to return to profitability as quickly as possible.  Some of the anticipated sales we previously forecast for this year have been delayed until 2017.  Our sales goals depend on finding customers who fit our service capabilities.  Net Medical is now poised to bring on five major customers.  We’ve been in contract discussions with these customers for over seven months.  It takes a lengthy amount of time to transition out of total dependency on radiology medical services to our more profitable specialist programs.  Those goals are now being realized.

Net Medical is not currently planning any acquisitions during the coming year.  However, if opportunities present themselves, we will certainly evaluate any merger activity.

Our staff is looking forward to the coming year and the opportunities that it presents.  I greatly appreciate the support that so many of you have given us.  This was not an easy year by any means, but our pipeline of new business has never looked more promising.

Dick Govatski

Chairman, President & CEO